Exhibit 99.1

Northwest Pipe Announces Addition to

Board of Directors

Vancouver, Wash., August 31, 2010 – Northwest Pipe Company (NASDAQ: NWPX) announced today that James E. Declusin, former CEO of Oregon Steel Mills, Inc. and Evraz Inc. NA, has joined its board of directors.

Mr. Declusin has over 40 years of experience in the steel industry. Prior to his time at Oregon Steel, Mr. Declusin spent 17 years with Kaiser Steel Corporation before serving as COO and executive vice president at California Steel Industries (CSI). Soon after retiring from CSI in 2000, he was appointed to the board of directors for Oregon Steel. In 2003, he became the president and CEO of the company.

Four years later, Oregon Steel was sold to Evraz Group with Mr. Declusin continuing on as CEO until he retired earlier this year.

“Jim brings valuable perspective and experience to Northwest Pipe,” said William R. Tagmyer, chairman of the board. “I am very pleased that he is joining our board at this time.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the lead supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has manufacturing operations in the United States, Mexico and Indonesia.

CONTACT: Brian Gard, 503-552-5023